UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EWORLD INTERACTIVE, INC. (Exact name of small business issuer as specified in its charter)

7310

(Primary Standard Industrial Classification Code) (or see NAICS code 519130)

Florida	65-0855736

(State of Incorporation)	(IRS Employer Identification No.)

1088 South Pudong Road, Suite 1202 Shanghai, China 200120 (021) 6888 0708

Address and Telephone Number (Principal Executive Offices and Principal Place of Business)

Guy Peckham, President 1088 South Pudong Road, Suite 1202 Shanghai, China 200120 (021) 6888 0708

Name, Address and Telephone Number of Agent for Service

Approximate date of proposed sale to the public: As soon as practical following the effective date of registration.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each		*Proposed maximum	Proposed maximum	Amount
class of securities	Amount to be	offering price	aggregate offering	of
to be registered	registered	per unit (1)	price	registration fee

Common Stock (2)	2,000,000	$0.60	$1,200,000
Common Stock (3)	1,666,668	$0.80	$1,600,000	$77.77
* Stated for the purpose of calculation of the registration fee only.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the actual price paid per share on June 11, 2007. Shares issuable upon exercise of the warrants are priced at exercise price of $0.80 per share.

(2)	Common stock outstanding held by selling stockholders. Also includes a maximum of 333,332 shares of common stock issuable contingent to triggering events contained the Debenture agreement.

(3)	These shares of common stock are not outstanding and are issuable upon exercise of warrants to purchase our common stock held by selling stockholders. In accordance with Rule 457(g) of the Securities Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of our common stock as determined in accordance with Rule 457(c) under the Securities Act. See footnote 1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EWORLD INTERACTIVE, INC. 1088 SOUTH PUDONG ROAD, SUITE 1202 SHANGHAI, CHINA 200120

3,666,668 SHARES COMMON STOCK

Eworld Interactive, Inc. is registering a total of 3,666,668 shares of our common stock for sale by certain shareholders of our Company identified in this Prospectus. These shareholders are identified throughout this Prospectus as “selling stockholders”. As of the date of this Prospectus, 1,666,668 shares of our common stock subject to this Prospectus are currently issued and outstanding. In the event this registration is not effective by August 12, 2007 an additional 333,332 common shares will be issued to the selling stockholders pursuant to the terms of Debenture agreement. The Company is also registering 1,666,668 shares of Common Stock to cover the outstanding warrants issued to the selling stockholders pursuant to the terms of the debenture agreement enabling the holder to purchase one Common Share at a price of $0.80 which expire on June 12, 2009. The selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. The securities being registered may be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

Sales may be conducted at fixed prices, market prices or at negotiated prices, and the selling stockholders may engage a broker or dealer to sell their shares. Eworld Interactive, Inc. will not receive any proceeds from these sales. Eworld Interactive, Inc. will receive proceeds of $0.80 per share on all warrants exercised. The securities being registered trade on the Over-The Counter Bulletin Board under the symbol “ewin.ob”.

THE DATE OF THIS OFFERING PROSPECTUS IS JULY 24, 2007

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS MAY NOT BE COMPLETE AND IS SUBJECT TO CHANGE. SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN EWORLD INTERACTIVE, INC. UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE RISK FACTORS, BEGINNING ON PAGE 5.

EWORLD INTERACTIVE, INC.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	4
Summary Information	4
Risk Factors	5
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	7
DILUTION	7
SELLING SECURITY HOLDERS	8
PLAN OF DISTRIBUTION	9
LEGAL PROCEEDINGS	9
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
DESCRIPTION OF SECURITIES	12
INTEREST OF NAMED EXPERT AND COUNSEL	12
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13
ORGANIZATION WITHIN LAST FIVE YEARS	13
DESCRIPTION OF BUSINESS	14
DESCRIPTION OF PROPERTY	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	32
EXECUTIVE COMPENSATION	33
FINANCIAL STATEMENTS	34
CHANGES IN / DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING / FINANCIAL DISCLOSURE	51
INDEMNIFICATION OF DIRECTORS AND OFFICERS	51
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	51
RECENT SALES OF UNREGISTERED SECURITIES	52
EXHIBITS	54
UNDERTAKINGS	55
SIGNATURES	56

EWORLD INTERACTIVE, INC.

Summary Information and Risk Factors Summary Information
General

Eworld is the developer of eworldchina.cn, an online community focused on entertainment content provided by both leading professional content producers and amateur content produced by users of the website. The online platform allows users to create and define their own personal space in the community, then interact with and within the community on multiple levels. Users can interact user-to-user, user-to-group, user-to-club, user-to-community and through voting and rankings. These users then have access to and can interact with entertainment content provided by leading partners and affiliates producing music, television, film, gaming and more. The Company creates circular interaction among its website users and the content programming consumers thus continuously involving the audience. Eworld Interactive, Inc. intents to build upon and expand key relationships, to further progress in the building, operation and maintenance of a world class web platform for a rapidly growing online world market. Revenues are derived through a combination of advertising sales, sponsorships and promotions, subscriptions and services fees as well as revenue sharing deals with partners and affiliates.

Summary of the Offering

Eworld Interactive, Inc. is registering a total of 3,666,668 shares of our common stock for sale by certain shareholders of our Company identified in this Prospectus. These shareholders are identified throughout this Prospectus as “selling stockholders”. As of the date of this Prospectus, 1,666,668 shares of our common stock subject to this Prospectus are currently issued and outstanding. In the event this registration is not effective by August 12, 2007 an additional 333,332 common shares will be issued to the selling stockholders pursuant to the terms of Debenture agreement. The Company is also registering 1,666,668 shares of Common Stock to cover the outstanding warrants issued to the selling stockholders pursuant to the terms of the debenture agreement enabling the holder to purchase one Common Share at a price of $0.80 which expire on June 12, 2009. Eworld Interactive, Inc. will not receive any proceeds from the sale of common stock by the selling security stockholders. Eworld Interactive, Inc. will receive proceeds of $0.80 per share on all warrants exercised. Eworld Interactive, Inc. is registering 3,666,668 shares of our common stock on behalf of the selling security holders and shall bear all costs associated with the registration of these issued and outstanding shares.

Shares outstanding before the offering	49,256,205

Securities offered by selling stockholders	3,666,668 shares of common stock

Shares outstanding after the offering	52,922,873

Use of Proceeds	Eworld Interactive, Inc. will not receive any
proceeds from the sale of common stock by the
selling security stockholders. Eworld Interactive,
Inc. will receive proceeds of $0.80 per share on
all warrants exercised, if any.

Risk Factors	The shares offered hereby involve a high
degree of risk. You should carefully consider
the information set forth in the Risk Factors
section of this Prospectus, as well as other
information set forth.

Plan of Distribution	The offering of shares of the company’s
common stock is being made by
stockholders of the company who may wish
to sell their shares. Such sales may be made
by the selling stockholders in the open market or
in privately negotiated transactions and at market
prices, fixed prices or negotiated prices.

Trading Symbol	“EWIN.OB”

EWORLD INTERACTIVE, INC.

Risk Factors

Investment in small businesses involves a high degree of risk. Carefully consider the following risk factors and the other information in this report before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks.

1.	There is a limited trading market for our common stock and stockholders may experience difficulties in selling their shares should they chose to do so.

Our common stock is traded on the OTC Bulletin board under the symbol “ewin.ob.” The first available quotations on the NASD Over-The-Counter Bulletin Board appear at the end of January 2007. We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. A consistently active trading market for our stock may not develop at any time in the future. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our stock. It is possible that even a limited public market for our common stock will not be sustained at a time at which you may desire to sell your shares.

2.	Trading in our securities could be subject to extreme price fluctuations that could adversely affect your investment.

The market prices for securities of developing companies, particularly those that are not profitable, have been historically highly volatile. Publicized events and announcements may have a significant impact on the market price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging companies, such as ours, and which are often unrelated to the operating performance of the affected companies.

3.	Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

4.	Substantial sales of our common stock may impact the market price of our common stock, possibly adversely affecting the price at which a stockholder may sale shares.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

EWORLD INTERACTIVE, INC.

Risk Factors (continuation)
5.	The Company may need to raise additional money before becoming capable of achieving profitability; if we fail to raise additional money, it could be difficult to continue our business.

Based on our current plans, we believe that we do not have sufficient financial resources to meet our operating expenses and capital requirements. Accordingly, we will need to obtain additional funds. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should be aware that in the future: we may not obtain additional financial resources when necessary or on terms favorable to us, if at all; any available additional financing may not be adequate; and, we may be required to sell shares of our common stock at extremely discounted prices in order for us to obtain additional financing.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to continue to operate.

6.	The Company has an unproven business plan and limited operational performance and, therefore, has no substantial basis to expect that we may achieve our business objectives and become profitable for the benefit of our shareholders.

While we continue our efforts to implement our business plan, the likelihood of our success must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of an unproven business and the competitive environment in which we operate. Our long-term viability, profitability and growth will depend upon successful development and commercialization of products and services. We have a limited operating history and anticipated performance must be considered in light of the risks, expenses and difficulties frequently encountered in establishing new products, services, and markets in the highly competitive entertainment industry.

7.	Social, political, and economic risks associated with foreign operations and international trade could adversely affect our business.

China operations associations and agreements expose Eworld Interactive, Inc. to the risk of changes in social, political, and economic conditions inherent in foreign operations and international trade, including changes in the laws and policies that govern foreign investment and international trade in territories and countries where it currently has operations and conducts international trade, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign investment and trade. Any such social, political, economic changes or labor unrest in China could result in interruptions in product or service availability. If China is denied status as a most favored nation at any time, there could be negative repercussions for U.S. companies doing business in China. In addition, China does not have the same system of property rights enjoyed in the United States, nor does China have strong trade and jurisprudence treaties with the United States. Consequently, U.S. companies have faced continuing problems enforcing intellectual and contractual property rights in China. There can be no assurance that we can rely on any intellectual or contractual rights in China. Finally, China does not have an independent court system. If there is a dispute over proprietary or other rights in China, there can be no assurance that the Chinese courts will treat us fairly or that resolution of the dispute would be governed by U.S. principles of jurisprudence.

EWORLD INTERACTIVE, INC.

Use of Proceeds

Eworld Interactive, Inc. will not receive any proceeds from the sale of common stock by the selling security stockholders. Eworld Interactive, Inc. could receive proceeds of $0.80 per share on all warrants exercised for aggregate potential proceeds of $1,333,334 for 1,666,668 common shares.

There is no assurance that any of the warrants will be exercised and if so when therefore no specific use of proceeds for these potential funds has been planned for by management other than for general operating capital.

Eworld Interactive, Inc. is registering 3,666,668 shares of our common stock on behalf of the selling security holders and shall bear all costs associated with the registration of these issued and outstanding shares.

Determination of Offering Price

Eworld Interactive, Inc. is registering a total of 3,666,668 shares of our common stock for sale by certain shareholders of our Company identified in this Prospectus. These shareholders are identified throughout this Prospectus as “selling stockholders”. As of the date of this Prospectus, 1,666,668 shares of our common stock subject to this Prospectus are currently issued and outstanding. In the event this registration is not effective by August 12, 2007 an additional 333,332 common shares will be issued to the selling stockholders pursuant to the terms of Debenture agreement. The Company is also registering 1,666,668 shares of Common Stock to cover the outstanding warrants issued to the selling stockholders pursuant to the terms of the debenture agreement enabling the holder to purchase one Common Share at a price of $0.80 which expire on June 12, 2009. Eworld Interactive, Inc. will not receive any proceeds from the sale of common stock by the selling security stockholders. Eworld Interactive, Inc. will receive proceeds of $0.80 per share on all warrants exercised.

The selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933. Sales may be conducted at fixed prices, market prices or at negotiated prices, and the selling stockholders may engage a broker or dealer to sell their shares. Eworld Interactive is not involved in the determination of the selling price and will not receive any proceeds from these sales.

Dilution

Eworld Interactive, Inc. will not receive any proceeds from the sale of common stock by the selling security stockholders. Eworld Interactive, Inc. could receive proceeds of $0.80 per share on all warrants exercised for aggregate potential proceeds of $1,333,334 for 1,666,668 common shares. There is no assurance that any of the warrants will be exercised. The following relates only to the potential exercise of the warrants associated with this registration statement held by the selling shareholders.

The net tangible book value of the Company as of March 31, 2007, was $389,434 or approximately $(0.01) per share. Net tangible book value per share is equal to total tangible assets of the Company, less total liabilities, divided by the number of Common Shares outstanding. Without taking into account any other changes in net tangible book value after March 31, 2007, other than to give effect to the exercise of 1,666,668 held by the selling shareholders hereby at an exercise price of $0.80 per warrant and the receipt and application of the net proceeds there from, the pro forma net tangible book value of the Company as of March 31, 2007 would have been approximately $1,722,768 or $0.03 per share. This represents an immediate increase in pro forma net tangible book value of $0.02 per share to existing shareholders and an immediate dilution in net tangible book value of $0.77per share to selling shareholders exercising warrants for common shares registered hereby.

EWORLD INTERACTIVE, INC.

Selling Security Holders

Eworld Interactive, Inc. is registering 3,666,668 shares of our common stock for sell by certain shareholders of our Company, including:

  1,666,668 shares of our common stock issued and outstanding; and
  1,666,668 shares of common stock issuable upon exercise of outstanding warrants.
  In the event this registration is not effective by August 12, 2007 an additional 333,332 common shares will be issued to the selling stockholders pursuant to the terms of the Debenture agreement.

After the registration statement of which this prospectus is a part becomes effective and subject to applicable rules and restrictions of the Securities Act of 1933, security holders may from time to time sell the shares on the Over-the-Counter Bulletin Board, or any other securities exchange or automated quotation system on which the common stock may be listed or traded, in negotiated transactions or otherwise, at the prices then prevailing or related to the then current market price or at negotiated prices. Eworld Interactive, Inc. shall neither be involved in determination of the price nor shall receive any proceeds from the sale of any shares sold by selling security holders.

Shares being registered were issued to the selling stockholders in connection with transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

The common shares of Eworld Interactive, Inc. are currently listed on the Over-the-Counter Bulletin Board under the symbol “ewin.ob”.

The following lists all of the selling stockholders and amount of shares to be registered under this offering:

The following table lists:
  all of the stockholders and amount of shares to be registered under this Offering;
  the number of shares of our common stock (including those shares of our common stock underlying warrants) covered by this Offering; and
  the amount of shares of our common stock owned by each such selling stockholder as of June 30, 2007 assuming that each such stockholder would sell all of his or her shares of our common stock that this offering registers.
	Shares of	Shares of Common		Shares of
	Common Stock	Stock Issuable Upon		Common Stock
	Registered in	Exercise of		Owned After
Name of Registering Stockholder	this Offering	Warrants	Total	the Offering(1)
Lapointe Rosenstein, in trust	833,334	833,334	1,666,668	0
Lapointe Rosenstein, in trust	833,334	833,334	1,666,668	0
Lapointe Rosenstein, in trust(3)	333,332	0	333,332	0
Totals	2,000,000	1,666,668	3,666,668	0

(1)	All of the selling stockholders listed in the table shall hold less than 1% of the outstanding shares of our common stock after this offering (assuming the sale of all of the shares of our common stock covered by this prospectus).

(2)	None of the named security holders have held any position, office, or material relationship within the past three years with Eworld Interactive, Inc. or any predecessor or affiliates.

(3)	In the event this registration is not effective by August 12, 2007 an additional 333,332 common shares will be issued to the selling stockholders pursuant to the terms of the Debenture agreement.

All amounts shown represent shares of common stock of Eworld Interactive, Inc.

EWORLD INTERACTIVE, INC.

Plan of Distribution

Eworld Interactive, Inc. is registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transaction:

  transactions on any national securities exchange or U. S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;
  in the over-the-counter market;
  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
  in connection with short sales of the shares;
  by pledge to secure or in payment of debt and other obligations;
  through the writing of options, whether the options are listed on an options exchange or otherwise;
  in connection with the writing of non-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
  through a combination of any of the above transactions.

The selling stockholder and its successors, including its transferees, pledges or donatees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Debentures provided registration rights for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. We have agreed to bear certain expenses in connection with the registration of the shares subject to this Prospectus, but we will not receive any of the proceeds from the sale of the shares of common stock subject to this Prospectus by the selling stockholders except for payment of the exercise price in the event that the warrants are exercised.

Legal Proceedings

Eworld Interactive, Inc. is not currently involved in any litigation / legal proceedings.

EWORLD INTERACTIVE, INC.

Directors, Executive Officers, Promoters and Control Persons

The directors and officers are as follows:

NAME	AGE	POSITION(S)	TENURE

Guy Peckham	43	President, Chief Executive Officer,	December 27, 2006 to present
Secretary and Director
	Office Street Address:	1088 South Pudong Road, Suite 1603
Shanghai, China 200120
	Telephone:	(021) 6888 0708

Mr. Guy Peckham brings a strong foundation of both operational experience and financial discipline to the Company. Mr. Peckham successfully built Canadian based Goodlife Brands into a CAD$128,000,000 business in annual sales employing over 550 employees across Canada before selling it in 2001. His responsibilities at Goodlife included the day to day management of the organization, developing and implementing strategies, preparing and reporting budgets and monthly/ quarterly results to the board of directors, recruitment of the executive and senior management team, the purchase and disposal of major assets as well as negotiating major purchase agreements with suppliers and sales programs with major customers. Mr Peckham developed the vision to consolidate a fragmented distribution market, by acquiring and merging and developing strategic alliances with other players in the market thus allowing the Goodlife to gain tremendous market share in a short period of time.

After negotiating the sale of GoodLife Brands, Mr. Peckham stepped in as an executive director with the Calneva Financial Group an integrated financial advisory firm specialized in linking high growth China based companies with foreign capital markets. Since joining Calneva he has split his time between Canada and China preparing candidate companies for public and private financing events. Mr. Peckham has worked with Shanghai-based online gaming company T2 and Shanghai-based digital signage network provider i-level Media Group.

EDUCATION: No formal degrees conferred. RECENT EMPLOYMENT:

2003-2005

Management Consultant /T2CN Holdings Ltd/T2 Entertainment (China)Ltd

Worked with management and Founders in structuring business for public markets in North America. Worked with founders in hiring key management personnel and negotiating successful license agreements for new game business. Worked with BDO Dunwoody in audit needs for public listing. Worked with China and US law firms to successfully acquire and invest in complementary business units for company.

Coordinated and managed capital raise for company of 5.9 million US to help grow company to one of top five in China.

2001-2003 Owner/Director of Finance/Calgary Roughnecks Ltd.

Helped management and founders restructure company and implement growth plans in order to put company into profitable situation.

1999 – 2001 President / Owner Goodlife Brands ltd.

Sales Volume: $128,000,000 Employees: 550

Facilities: Ice Cream Plant Neepawa, Distribution Center Winnipeg, 21 Depots in Western Canada and Maritimes Equipment: 210 Delivery Trucks

EWORLD INTERACTIVE, INC.

NAME	AGE	POSITION(S)	TENURE
Frank A. O'Donnell	55	Director	June 4, 2007 to present

Mr. O'Donnell comes to the company with a deep background in interactive media and is currently acting as Founder and Vice-Chairman of TVcompass. He was also a founder of Universal Electronics Inc.; UEI went public in 1993 and to date has sold over 200 million universal remote controls.

Mr. O'Donnell was instrumental to the establishment of the universal remote control in the cable television and satellite industries. He was also influential to companies like Motorola (General Instrument) and Scientific Atlanta adopting the universal remote control. Further, he previously managed the custom designs for Time Warner Cable and Comcast (AT&T/TCI) universal remote controls.

EDUCATION

BS Finance ' 74, MBA Northern Illinois University

RECENT EMPLOYMENT:

1996-2004	Founder, President Evolve Products Inc.
1986-1995	Founder, Vice President Universal Electronics Inc.
1979-1986	Founder, President Cable Business Associates Inc.

The directors shall be elected at an annual meeting of the stockholders and except as otherwise provided within the Bylaws of Eworld Interactive, Inc., as pertaining to vacancies, shall hold office until a successor is elected and qualified.

The directors of Eworld Interactive, Inc. are aware of no petitions or receivership actions having been filed or court appointed as to the business activities, officers, directors, or key personnel of Eworld Interactive, Inc.

There are no familial relationships among the officers and directors, nor are there any arrangements or understanding between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

No non-compete or non-disclosure agreements exist between the management of Eworld Interactive, Inc. and any prior or current employer.

Eworld Interactive, Inc. has not, nor proposes to do so in the future, make loans to any of its officers, directors, key personnel, 10% stockholders, relatives thereof, or controllable entities.

Audit Committee

The board of directors of Eworld Interactive, Inc. has determined that for the purpose of and pursuant to the instructions of item 401(e) of regulation S-B titled Audit Committee Financial Expert, Guy Peckham does not possess the attributes of an Audit committee financial expert. Guy Peckham is the sole Officer and a Director of Eworld Interactive, Inc. Eworld Interactive, Inc. does not have a designated Audit Committee and relies on the board of directors to perform those functions. Guy Peckham is not independent as defined by item 401(e)(ii) of regulation S-B. He receives compensation for his executive services to Eworld Interactive, Inc. and is an affiliated person.

Code of Ethics

The board of directors of Eworld Interactive, Inc. has not adopted a written Code of Ethics. The board of directors believes our current business conduct and ethics promote honest and ethical conduct, handling of conflicts which may arise, timely and complete reporting and disclosure compliance with the Securities and Exchange Commission, compliance with all applicable governing laws, and accountability for our conduct.

The Company is currently managed by a sole officer and has only recently appointed a second director. The company intends to adopt a written code of ethics soon as a result of the recent expansion of the Board of Directors.

EWORLD INTERACTIVE, INC.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 30, 2007; the beneficial ownership of Eworld Interactive, Inc. common stock by each person known to the company to beneficially own more than five percent (5%) of the company’s common stock, including options, outstanding as of such date and by the officers and directors of the company as a group. Except as otherwise indicated, all shares are owned directly:

Common Stock
	Amount and Nature		Percentage
Name and Address of Beneficial Owner	of Beneficial Ownership	Acquirable	of Class

Guy Peckham	2,651,458	0	5.4
President and Director
Frank A. O’Donnell	1,400,000	0	2.8
Director

Officers and Directors as a Group	4,051,458	0	8.2
Total Shares Issued and Outstanding	49,256,205

Each beneficial owner’s percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after March 31, 2007. Total shares outstanding as of June 30, 2007 were 49,256,205 held by approximately 68 shareholders of record and an undetermined number of holders in street name.

All ownership is beneficial and of record except as specifically indicated otherwise. Beneficial owners listed above have sole voting and investment power with respect to the shares shown unless otherwise indicated.

Description of Securities Common Stock

Eworld Interactive, Inc. is authorized to issue up to 150,000,000 shares of common stock, no par value per share, of which 49,256,205 shares were issued and outstanding as of June 30, 2007.

Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges, nor any sinking fund provisions with respect to our common stock, and our common stock is not subject to call. The holders of our common stock do not have any preemptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. Our common stock does not have cumulative voting rights.

Interest of Named Expert and Counsel

Eworld Interactive, Inc. did not hire or cause to be hired any "expert" or "counsel" on a contingent basis, whereas such "expert" or "counsel" would receive a direct or indirect interest in Eworld Interactive, Inc.; or was a promoter, underwriter, voting trustee, director, officer, or employee of Eworld Interactive, Inc.

EWORLD INTERACTIVE, INC.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Florida from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the Articles of Incorporation of Eworld Interactive, Inc.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within Last Five Years History: Eworld Interactive, Inc.

Salty’s Warehouse, Inc. (The Company) was incorporated in Florida on July 16, 1998 and was engaged in selling name brand consumer products over the Internet. The Company focused on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although the Company also sold assorted other goods such as watches, sunglasses and sports games. Some of the brand names offered by Salty’s Warehouse included: Compaq®, Revo®, MB Quart®, Kicker®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On December 11, 2006, owners of an aggregate of 22,450,000 shares of common stock, of Salty’s Warehouse, Inc. sold in a private transaction all of the shares held by them to a group of approximately 54 purchasers. As a result of this transaction, a change of control in the Company occurred resulting, subsequently, in a change in the name of the Company to Eworld Interactive, Inc. (Eworld).

Eworld is the developer of eworldchina.cn, an online community focused on entertainment content provided by both leading professional content producers and amateur content produced by users of the website. The online platform allows users to create and define their own personal space in the community, then interact with and within the community on multiple levels.

China Operations Associations and Agreements

On May 11, 2007, we received the necessary approvals from the Chinese government required to enable us to complete the associations and agreements completing our Wholly Owned Foreign Enterprise (WOFE).

Eworld Interactive, Inc. has implemented the necessary agreements whereas:

Eworld Interactive Incorporated is a Florida based company holding 100% of Eworld Interactive (Cayman Island) Co., Limited(“Eworld Cayman”). Eworld Cayman holds 100% of a wholly owned foreign enterprise (“WOFE”) operation arm in Shanghai China. Zhi Gang Laurence Li and Hui Magic Li are the Chinese national nominees on behalf of the Company who totally hold 100% (80% and 20% respectively) of a Chinese domestic enterprise necessary hold the requisite designation and licensing of an internet content provider (ICP) in China. Mr. Zhi Gang Laurence Li and Mr. Hui Magic Li have trust and pledge agreements in place with WFOE which effectively grant all control of the local domestic business and the Chinese domestic enterprise to Eworld Interactive Inc. Eworld Interactive Inc. holds all the rights, trademarks and technology for the Eworld platform and all of its business units in operation in China.

EWORLD INTERACTIVE, INC.

EWORLD INTERACTIVE INC.
(EWIN.OB)
100%
EWORLD INTERACTIVE (CAYMAN ISLAND) CO., LIMITED
100%
Trust and Pledge Agreements
Eworld Interactive
(PRC WOFE)
Zhi Gang (Laurence) Li
Hui (Magic) Li
100%
Service Contracts
Shanghai Eworld China Information Technologies Co., Ltd.
(Chinese Domestic Enterprise)

Description of Business

<u>Overview of Business EWORLD</u>

Through our China Operations Associations and Agreements, Eworld Interactive Inc. ("Eworld Interactive", "the Company") is the Shanghai-based consulting and technical service provider to China's first online community devoted purely to entertainment content – Eworld (**www.eworldchina.cn**).

eWorld Interactive currently comprises two main divisions: eWorld China (including **www.17dian.cn**) and Mojo Mediaworks.

eWorld Interactive has assembled a portfolio of multi-media content and applications that provide advertising access to a large customer base in China and other parts of Asia. eWorld content appeals to users by adding interactivity, personalized web space and content management functionality to our user's experience. This also creates pinpoint accurate branding opportunities for advertisers. Offline products and video production capabilities allow the company to create higher value offerings.

Users can upload and manage text files, photos, music, videos, including original creations. The platform also enables users to quote or reprint contents from other websites in the most convenient way, to personalize and enrich their personal space. Users can choose to share their original creations or quotations on a public, categorized platform. Everyone can browse and rank these contents. The publisher of the highest ranked contents will be rewarded with cash or item prizes.

Users can invite friends, browse and search people or information they are interested in. A SNS (Social Network System) is established by enabling users to interact user-to-user, user-to-group, user-to-club, user-to-community, to exchange information and make friends. Information can be classified and ranked, interest groups can be established by enabling users to comment, vote, rank others users or contents provided by other users.

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EWORLD INTERACTIVE, INC.

Internet Video and Game Content in China.

eWorld China serves as a media and entertainment portal in Mainland China. With portal site www.17dian.cn as its focal point, eWorld China manages the company's consumer presence in China, including web development, content distribution, online game operations and event marketing.

Content Development and Distribution in China and the Philippines. Mojo Mediaworks is a production and licensing house for television, internet and advertising. Mojo's wholly owned subsidiary Mojo Gameworks operates casual internet games and lottery/gambling applications such as No#1 ranked US online gaming platform, Slingo. Mojo has recently executed a licensing agreement with OpenTV Participate to facilitate roll out of its multiple channel media and gaming lines including Lottery (Electronic and Scratch Off), Sports Book and an SMS TV Game Show.

Benefit to Advertisers

Whether advertisers are trying to reach specific users or a large group, eWorld can put together a focused campaign. Online, advertisers can target users based on usage patterns and past content interests. Offline, eWorld has the capability to manage integrated promotions in the highly fragmented Asian market. eWorld users are a highly desirable and upwardly mobile audience composed of early technology adopters, online video fans, gamers, mobile/wired university students and software downloaders.

Revenue Model

Revenues are derived through a combination of virtual item sales, member subscriptions and services fees, advertising sales, sponsorships and promotions, as well as revenue sharing deals with partners and affiliates. China has over 80 million internet users, second only to the United States, but is expected to overtake the top spot in 5 years and Eworld is well positioned to seize opportunities in China's rapid growing US$12 billion advertising market.

As the eWorld community grows, our growing user databases will allow us to offer other products and services including friend-making, virtual economies etc.

The sectors that Eworld Interactive operates in (i.e. Internet, SMS, and advertising) have seen rapid growth and are expected to continue. The number of Internet Users in China surpassed 80 million only second behind the United States. China is expected to have the largest number of internet user within five years and signs point to a booming internet market. Growth in SMS usage has been strong, with an estimated 200B messages sent by 130MM+ registered users in 2003, up 122% year on year. While more than 75% of SMS traffic is conducted directly between mobile phones, the remainder is estimated to be conducted from PCs to mobile phones or vice versa. China's advertising industry currently stands at over US$12 billion, with online advertising registering 52% year on year growth. Eworld Interactive' business strategies are well suited to seize opportunities in the internet and advertising space.

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EWORLD INTERACTIVE, INC.

Web portal serves as focal point for consumer

The Company operates the Eworld community website, **www.17dian.cn**, to create an online world to provide the user with a unique communication and display platform for entertainment, information, friend-making, gaming, consumption and shopping. To promote the website an interactive entertainment activity between the website and TV will come in from weekly programs such as model (TopModel) TV programs, for example, as well as friendly links from content partners. Applications such as online games and other services and products will be offered to users on top of this community platform to take advantage of its mass user base.

Web portal:
www.17dian.cn serves as focal point for consumer
eWorld's infrastructure and consumer applications extend the value and stickiness of recognized content and titles.
Launched: 2Q07
Features:
1) Personal profiles
2) Video streaming
3) Photo sharing
4) Games and gaming
5) Interactive television features
6) Online lotteries
7) Online photo snapshots
8) Blogging

Positive Reinforcement between content

In the early stages of operation, the online games and TV shows are the biggest attraction for users. As the official website of the nation-wide televised model talent show, millions of users will visit the website, and vote for their favourite models online. As the user base is built up, we will provide users with more variety of content such as internet games, friend-making, avatar, etc. This content will provide "stickiness" to our website, and will assure that a high percentage of total users will find some content that interests them thus bringing them back to the site again and again. We will maintain an appealing, highly-developed interface that truly captures the essence, variety, and pleasure of experiencing Eworld for users on a continual basis.

Rich events and rewards are another way to keep users. Events will be held daily to keep the site interesting and dynamic, winner of these events get rewarded with cash or item prizes. Since users get rewarded for their ranked creations or quotations, more users will stay in the site and upload contents to the site.

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EWORLD INTERACTIVE, INC.

Case Study: China's Next Top Model

CBS Paramount International Television has entered into an exclusive agreement with MOJO Mediaworks to produce and distribute China's Next Top Model (CNTM) China's Next Top Model is one of the first format rights deals for the People's Republic of China. CNTM is a format based on the hit UPN series, America's Next Top Model.

TV plus online features:

- Official registration
- Online voting to determine the winners
- 24-hour live webcam of top models
- Lucky guess
- Online shopping mall
- Online chatting with top models (text, audio and video)
- Mobile game

Facts and Figures	
Launch Date	Fall 2007
Expected Reach	400m+ consumers
Revenue	$1.5m ++

MOJO Mediaworks, a subsidiary or eWorld Interactive, will handle the day-to day oversight of China's Next Top Model which will be produced in Mandarin by Shanghai Ruth Media Company. Production on the series will be based in Shanghai, China.

China is the latest market to license the format rights for America's Next Top Model; others include Canada, Australia, France, Germany, Russia, the United Kingdom, Thailand, the Philippines, Sweden, Norway and Denmark.

America's Next Top Model is produced by 10 by 10 Entertainment in association with Bankable Productions and is licensed in over 100 countries. America's Next Top Model. America's Next Top Model format is sold internationally by CBS Paramount International Television.

CBS Paramount International Television is one of the most diverse suppliers of current and library programming to the international television marketplace featuring drama, comedy, talk, court, game shows, entertainment news, news and movies of the week from a catalog of over 70,000 hours of programming. The slate of programming comes from CBS Paramount Network Television, CBS Paramount Domestic Television, King World Productions, CBS News and Spelling Television, and can be seen in over 200 countries and in more than 30 languages. Additionally, the Division is involved in the development and production of television programming customized for the international marketplace and producing product with international partners. CBS Paramount International Television is a unit of CBS Paramount Television, a division of CBS Corporation.

China's Next Top Model will discover, develop, and train prospective top models and present them to the world of fashion. From catwalk to couture, hair styling to runway make up, fashion photography to TV commercial, and exclusive designer shows to press appearances, the models will be trained by top international industry experts and the transformations televised through a reality show format allowing our TV audience to gain a complete understanding of the creation of a top model from scratch.

Every week one girl will be eliminated by our Supermodel judges and guest industry experts. It will truly be the survival of the fittest in the world of high fashion modeling. Who has what it takes? Who will be China's Next Top Model?

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EWORLD INTERACTIVE, INC.

Case Study: Battle Zone

特勤队
www.17tqd.com
2007最火爆的

Facts and Figures	
Launch Date	June 2007
Expected Reach	20-30m consumers
Revenues	US$1.5-2.0 million/mo (during peak cycle lasting 6-8 mos)

Shanghai eWorld China Information Technologies Co., Ltd., a subsidiary of eWorld Interactive, publicly launched on June 7, 2007, the online game "Battlezone" as licensed from SIDUS CO., LTD. (KDQ: 052640) and affiliated Korean game developer Magic Cube Co., Ltd..

The first operations phase, aka the "Closed Beta phase, serves several purposes in the launch cycle of the game. First, it will ensure that the major bugs are worked out in the new Chinese language version before Open Beta test starts later this quarter. The full scale commercial launch of Battle Zone is scheduled for summer 2007. Secondly, the closed beta phase allows an opportunity to promote the game throughout eWorld's extensive distributor and internet café network of over 100,000 locations. Lastly, this limited free test period whets the consumer appetite for the game, creating early demand to support presales of game cards through the distribution channels.

"Very competitive, very intense!" --comment heard during early customer focus groups.

Battle Zone, originally launched in a Korean language version for its home market, is a Q-style casual shooter game that has been in development for the last 2 years. Users engage in a 5-10 minute battle, mostly in team-play mode, and emerge as winners or losers. Unique techniques, battle situations, character role development, competition and team play provide the foundation for a strong and sticky player community. Battle Zone Online was closed-beta tested in Korea by BUDDYBUDDY, Korea's official operator of MSN. The game boasted the fastest-growing user base at that time, surpassing all other games in the market.

"We have put in great effort to localize the game for the Chinese market and anticipate a similar response to that which we saw in Korea," said Sidus Senior VP Daniel CK Choi. "And, of course, in terms of volume, the Chinese market is huge. This is an exciting launch for us."

Part of the Battle Zone draw is the advanced graphic design and original content. "Sidus has created a beautiful and unique game in Battle Zone," said eWorld VP of Operations, Lawrence Lee, who is in charge of game development and deployment for eWorld. "Lighting and shading 3D effects, cute original characters and a soundtrack by master Korean composer, M2U, really set the game apart from the competition."

Battle Zone has six characters from which to choose: Ranger, Sniper, Infantry Man, Police Woman, Medic and Woman Soldier. By gaining experience and wins in the game, characters may be enhanced. Equipment, training and skills may also be purchased by the players using their prepaid game cards.

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EWORLD INTERACTIVE, INC.

Case Study: Slingo TV Game Show

MOJO Pacific, a joint venture between eWorld Interactive subsidiary MOJO Media Works and Pacific Technomedia, is blazing a new trail in interactive media with the launch of a new television series based on the popular Slingo game concept. Home viewers will participate along side studio contestants through eWorld's technology platform that includes SMS, internet and next generation telephony.

SLINGO
TV Game Show
Interactive TV

Facts and Figures	
Launch Date	Summer 2007
Expected Reach	2-3 million
Revenue	$1.5m ++

Slingo, the most played casual game in the US is a combination of slot machine and bingo. Slingo Inc. has an established brand which has been played by one out of every 20 Americans. 3.9 billion games of Slingo have been played online with lottery ticket sales reaching over one billion dollars worldwide. Slingo is played in 27 jurisdictions for lottery in the US, and as an online game with top corporate partners such as AOL and Microsoft.

Slingo TV was created by Garrett Openshaw and produced by MOJO Pacific.

The show's business model takes advantage of both traditional and new media revenue streams that reach beyond just broadcast advertising. When each home viewer participates via SMS and other interactive media, MOJO Pacific adds up the revenue on each transaction. Transaction volume is typically in the hundreds of thousands per episode, according to industry benchmarks.

The series launches first in the Philippines with China to follow shortly.

MOJO has the global first right to produce "Slingo TV Game Show", while its parent company, eWorld Interactive, has already deployed Slingo online games to the China market via its entertainment portal **www.17dian.cn.**

Case Study: Online Lotteries

eWorld has secured the rights to operate and distribute two major lottery properties in China: The Welfare Lottery (largest segment) and The Sports Lottery.

17dian.com

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EWORLD INTERACTIVE, INC.

Online Welfare Lottery

Shanghai eWorldChina Information Technologies Co., Ltd., a subsidiary of eWorld Interactive, Inc. is working with the Shanghai Welfare Lottery Center to operate China’s official online Welfare Lottery.

The agreement makes eWorld the online sales agent for the Shanghai Welfare Lottery Center, which administers the largest segment of the Chinese lottery system. eWorld’s rapidly growing user base will be able to select lottery numbers via the Company’s portal www.17dian.cn and complete the transaction through its online banking service.

China’s lottery market surpassed US$10B in 2006 and is expected to continue growing at double digit CAGR in the coming years according to the Chinese Ministry of Finance, which oversees all of China's lottery sales. Of the US$10B spend on lotteries in China over US$6B was generated via the Welfare Lottery system, representing a 20% increase over 2005. The Chinese government is actively promoting China’s welfare lottery system through traditional over-the-counter sales as well as online applications. Proceeds from all lottery sales are split 3 ways with 50% going to the winners, 35% going to fund social welfare program and the remaining 15% going towards lottery administration.

The Company is to receive 6.5% of all lottery sales conducted through the Company’s website and expects this to result in a significant increase in projected revenues.

Online Sports Lottery

Shanghai eWorld China Information Technologies Co., Ltd., a subsidiary of eWorld Interactive has a license to operate China’s official Online Sports Lottery with Shanghai Information Industry (Group) Co., Ltd., a subsidiary of China Telecom (NYSE:CHA, HK:0728).

The agreement provides eWorld with exclusive content distribution rights for China’s Online Sports Lottery, giving eWorld users unique access to the professional sports lotto games in China and abroad. eWorld has been working with government officials and the China Telecom team to open the online lottery market for the first time in China, a move that will allow the country to catch up with global trends.

The Sports Lottery represents US$4 billion of the $10 billion Chinese lottery market. Globally, online lottery activities are quickly gaining popularity, representing an average of 25% of the total global lottery market spend. By contrast, only 1% of China’s total lottery market spend is currently derived from online offerings. This fact, coupled with the Chinese government efforts to actively promote official online lotteries, indicates huge potential for continued growth in the sector. Further adding to the growth potential, China’s internet user base is growing at over 30% per year and set to pass the 200 million user mark within 3 years.

The addition of the Sports Lottery to our content platform is well suited for the eWorld user base as it creates another avenue for entertainment, participation and the potential of winning real returns. The growth rates for lotteries, online gaming and internet advertising in China are each noteworthy in their own right and the company believes that this agreement will result in explosive growth for eWorld through the combination of all three components.

EWORLD INTERACTIVE, INC.

China’s Internet Market

In some respects the China Internet market is evolving as the US market has evolved — with broad-based portals grabbing initial momentum, followed by vertically oriented companies gaining traction in targeted markets. The portals have made a series of acquisitions of vertical companies. Witness Sina’s purchase of Crillion (SMS) in 3/04, MeMeStar (SMS) in 1/03 and Fortune Trip (Travel) in 12/03, and Sohu’s acquisitions of 17173 (Gaming) in 11/03 and Focus.cn (Real Estate) in 11/03. That said, many standalone vertical players, including Shanda Networking (Gaming), Alibaba (B2B/Sourcing), and Baidu (Search), appear to have strong momentum. And several key Chinese players, for instance eBay EachNet and 3721, have developed deep relationships with eBay and Yahoo!, respectively.

The number of Internet users is significant and growing rapidly with its 80MM plus Internet users (up 40% Y/Y) in 2003, China ranked an impressive No. 2 behind the 185MM users (up 14% Y/Y) in the US. If the near-term annual estimated growth rates are sustained (say, 10% annually for the US and 30% for China), China could have the largest number of Internet users in the world within five years. Note that relative penetration levels in China are quite low —in 2003, an estimated 6% of the population used the Internet in China compared with 60–65% in the US.

Leading Internet User Markets, 2002
		Internet			Worldwide
	Country	Users (MM)	2002 Growth	Penetration	Share

1	USA	162	14%	58%	27%
2	China	59	75%	5%	10%
3	Japan	53	27%	42%	9%
4	Germany	34	14%	41%	6%
5	UK	32	33%	54%	5%

Source: Morgan Stanley Research (April 14, 2004)

EWORLD INTERACTIVE, INC.

China’s internet users number already reached 123 MM in 2006 according to CNNIC, and CSFB estimates that by 2010, China could have over 200MM.

Six of the fifteen most trafficked Web sites in the world are based in China, compared to eight in the US and one in Japan (see the Alexa rankings for April, 2006 in the table below).

Alexa – Global Web Site Traffic Ranking

Rank	Site Name	Country
1	Yahoo	USA
2	Google	USA
3	MSN	USA
4	Yahoo Japan	Japan
5	Baidu	China
6	Sina	China
7	MySpace	USA
8	Ebay	USA
9	QQ	China
10	Passport.net	USA
11	Sohu	China
12	Amazon	USA
13	163	China
14	Yahoo China	China
15	Microsoft	USA

Source: www.alexa.com (April 24, 2006)

The overall market for advertising and marketing in China — both online and offline — appears to be under penetrated. Advertising and marketing revenue as a percentage of nominal GDP in China was 1% in 2003, compared to 4% in the US (see table below). We also believe, as we do for the rest of the world, that online advertising in China is under penetrated. Using the online advertising estimates in the table below, in 2003, of that revenue, we estimate that 80%+ was derived from core online advertising, while the remainder was derived from search. This compares with Interactive Advertising Bureau (IAB) data for the US market for C2003, which indicate that 71% of online advertising revenue was from core online advertising, while 29% was related to search (up from 8% of revenue in C2002 — over 300% Y/Y growth).

EWORLD INTERACTIVE, INC.

China and US Advertising Markets

	China	US
(US$ in Millions, Metrics in Millions)	2003E	2003E

Total Advertising & Marketing Services Industry	$12,484	$450,844
Y/Y Growth	12%	4%
Agency Revenue	$5,040	$54,101
% of total advertising industry	40%	12%
Y/Y Growth	5%	4%

Total Net Advertising & Marketing Services Industry	$7,444	$396,743
% of GDP	1%	4%
Y/Y Growth	17%	4%

Net TV Advertising Revenue	$3,350	$37,422
TV Households	294	108
% of total advertising	45%	9%
Y/Y Growth	20%	1%
Net Newspaper Advertising Revenue	$2,527	$39,576
% of total advertising	34%	10%
Y/Y Growth	14%	2%
Net Radio Advertising Revenue	$322	$17,364
% of total advertising	4%	4%
Y/Y Growth	15%	1%
Net Magazine Advertising Revenue	$230	$15,421
% of total advertising	3%	4%
Y/Y Growth	15%	5%
Net Other Media (Outdoor & Transit)	$920	$4,554
% of total advertising	12%	1%
Y/Y Growth	15%	3%

Net Online Advertising Revenue	$96	$7,217
% of total advertising	1%	2%
Y/Y Growth	52%	20%

Pay TV Revenue	$2,399	$28,200
Y/Y Growth	16%	6%
Population	1,287	290
Internet Users	80	185
Basic Cable TV Subscribers	90	64
GDP	$732,760	$9,684,351
Y/Y Growth	8%	3%

Source: Morgan Stanley Research (April 14, 2004)

EWORLD INTERACTIVE, INC.

CSFB believes that by 2010 the online advertising market can be worth as much as US$1 billion representing 2.5% of the total ad market. This compares to other developed broadband markets, such as Korea, where we are seeing online advertising spending as percentage of total advertising spending approaching 5%. (CSFB Research; May 13, 2004)

Online Game Market

The China online game market kept its high growth rate in 2005, catalyzed by government guidance and support, growing internet users, easier and wider access to the internet, extreme popularity of casual games, and more family users. The market reached 6.1 billion RMB, capping a 51% annual growth rate from 2004. It is expected that the online game market in China will keep its steady growth, and reach 7.8 billion in 2006, and 14.3 billion RMB in 2010. The annual compound growth rate is expected to be 18% between 2006 and 2010, higher than the broad internet sector. (iResearch Inc. 2006) Market data from CNNIC shows that there are 111 million internet users in China in 2005, an 18.2% growth from 2004. The number of online game players is 29 million in 2005; a 38% growth from 2004. 26% of all internet users play online games. As the number of China’s internet users grows, the percentage of these users who play online games grows too, resulting a higher growth rate for online game users than internet users. 30% of all internet users, i.e.40 million users will play online games in 2006, a 38% growth from 2005. It’s expected that 81 million users will play online games in 2010, with an annual compound growth rate of 19% between 2006 and 2010.

Revenue Model

Eworld will follow similar revenue strategies to those of myspace.com, friendster.com, facebook.com, xanga.com, youtube.com, friendfinder.com and other web based communities by improving and integrating aspects of proven models and continually adding services and products tailored to meet the changing Chinese market. Eworld is also licensing applications such as online games to take advantage its user platform. Eworld’s business is intended to utilize multiple revenue streams and will continue to look at ways to further leverage the platform to increase revenues.

EWORLD INTERACTIVE, INC.

Mojo Media Works, Limited ("Mojo")

EWORLD INTERACTIVE INC. (EWIN.OB)
100%
MOJO MEDIA WORKS, LIMITED (BVI)
100%
MOJO MEDIA WORKS HK LIMITED
100%
Trust and Pledge Agreements
MOJO MEDIA WORKS SHANGHAI LTD. (PRC WOFE)
FU ZHENG (DANIEL) DONG
FU GUI (VENSEN) DONG
100%
Service Contract
99.99%
SHANGHAI LUSI CULTURE SPREAD CO., LTD.
(CHINESE DOMESTIC
MOJO MEDIA WORKS PHILIPPINES, INC.
PACIFIC TECHNOMEDIA INC.
50%
50%
A JOINT VENTURE COMPANY IN PHILIPPINES

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EWORLD INTERACTIVE, INC.

Organizational History: Mojo Media Works Limited

Mojo Media Works Limited (“Mojo”) is a limited liability company incorporated under the International Business Act of the British Islands (“BVI”) on June 1, 2006.

The principal business of Mojo and its subsidiary companies (collectively referred to as the “Group”) is to establish a new business in the production and distribution of television programs in the Peoples Republic of China (PRC). The Group has commenced such new business in 2007, but there has been no significant revenue. Accordingly, the Group is considered a development stage company.

The Group is comprised of the Mojo Media Works Limited, a BVI company (“Mojo BVI”); Mojo Media Works (Hong Kong) Limited ("Mojo Hong Kong"), a wholly owned subsidiary company of Mojo BVI; Mojo Media Works Shanghai Limited (“Mojo Shanghai”), a wholly owned subsidiary company of Mojo Hong Kong that is incorporated under the laws of the Peoples’ Republic of China (“PRC”); Mojo Media Works Philippines, Inc. (“Mojo Philippines”), an almost wholly owned subsidiary company of Mojo Shanghai that is incorporated under the laws of Philippines; and a PRC company (Shanghai Lusi Culture Spread Co., Ltd) that is a variable interest entity.

Business Description: Mojo Mediaworks,(BVI) Limited

Mojo Mediaworks,(BVI) Limited and its wholly owned subsidiaries, Mojo Media works Shanghai (Mainland China), Mojo Mediaworks HK Ltd (Hong Kong) and Mojo Philippines, Limited (Philippines) all combine to create a potentially profitable group, with intent on key strategic business development in both traditional and new technology media development and distribution.

Products and Services

Mojo Mediaworks intends to create branded media for distribution and sales through traditional broadcast platforms as well as Internet, Mobile, IPTV and SMS. Mojo Mediaworks distributes for sale, the SLINGO™ branded games suite throughout China and the Philippines including the worldwide rights to produce an interactive television game show. These platforms include Internet, Mobile, IPTV and interactive television games.

Shanghai Media Group

MOJO has produced three television projects for Shanghai Media Group (“SMG”), China's second largest broadcaster, including "The Danny Way Great Wall Jump" sponsored by Quiksilver ; The Wo Xing Wo Show sponsored by Lycra, and The Winner, sponsored by Shui On Group, the developer of Shanghai’s Xin Tian Di. The Wo Xing Wo Show and The Winner are two of the top 3 rated programs in prime time at SMG.

Ken Mok

MOJO Mediaworks has a joint venture agreement to collaborate with Ken Mok’s 10X10 Entertainment to create original content in China. 10x10’s highly visible hit, "America's Next Top Model", and others have reached audiences world wide.

MOJO and 10X10 will be working together to create original television programming for the local Chinese market and, in an innovative business move, original content produced in China for consumption worldwide.

MOJO and 10X10 have the advantage of building on eWorld’s interactive platform that includes the Chinese entertainment portal www.17dian.cn and distribution via mobile networks. Mok is also co-founder of the company KM2, which specializes in product-integrated programming as well as web 2.0 ventures. The intention is to be able to effectively funnel top programming between the US and China, reaching vast audiences through multiple media outlets.

Mok is also known for his ability to create content that appeals to the highly sought after young demographic. Mok is the creator of both the hit current MTV show "Making the Band" and "WWE Tough Enough." 10x10 has also produced television series for the Fox, ABC, USA Networks and HGTV.

In addition to television, Mok produced "Invincible," a major motion picture for Touchstone Studios, starring Mark Wahlberg. "Invincible" is based on true-life story of Vince Papale, a 30-year old bartender and season ticket holder for the Philadelphia Eagles who not only made the team in an open tryout back in the mid-seventies, but became the Eagle's team captain. The film was released Summer 2006.

EWORLD INTERACTIVE, INC.

Market Summary Mojo Mediaworks TV productions

Management believes advertisers are seeking new television content format to maximize their media spending efficiency. Reality television shows with live (SMS, Internet and IVR) voting and proposition mechanisms built in are gaining acceptance from the advertisers.

Management believes that advertisers are discouraged by the non-interactive nature of the traditional television viewing/broadcast pattern and also by the increasing channel switching rate during commercial breaks. Management believes advertisers are seeking new television content format to maximize their media spending efficiency. Reality television shows with live (SMS. Internet and IVR) voting and proposition mechanisms built in are gaining acceptance from the advertisers. Currently reality television shows in China occupy less than 10% of the total available airtime.

Initial entry to the China television content market for Mojo Mediaworks would be focused on television reality shows. MOJO Mediaworks will also target the national advertisers and provincial advertiser.

Employees
eWorld Interactive - Employees
Guy Peckham, CEO, President and Director
Frank A. O’Donnell, Director
Laurence Lee, General Manager
Hui (“Magic”) Li, Technology Director
Mojo Media Works - Employees
David Tumaroff, Mojo President
KinPak Mak, Mojo General Manager
Joseph G. Openshaw, Mojo Philipines President
FuZheng Dong, Mojo Shanghai President
Robert I. Silberberg , Mojo Advisor
Leonard V. Koch, Mojo Advisor
Description of Property

Eworld Interactive, Inc. has no properties and at this time has no agreements to acquire any properties.

The Company’s main headquarters are at 1088 Pudong Road, Suite 1603, Shanghai, China 200120; comprised of facilities for executive, administrative, accounting and operations activities, and sales and marketing.

Intellectual Property

We own the registered trademark, “Salty’s Warehouse,” registration number 2668148, registered on December 31, 2002 with the U.S. Patent and Trademark Office. At this time, we do not have any other trademark, copyright or patent protection.

In January 2007, the Company acquired the exclusive publishing rights from South Korea’s Sidus Company to launch and operate “Battle Zone Online” for the People’s Republic of China.

EWORLD INTERACTIVE, INC.

Management’s Discussion and Analysis or Plan of Operations

This statement may include projections of future results and “forward looking statements” as that term is defined in Section 27A of the Securities Act of 1933 as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). All statements that are included in this Quarterly Report, other than statements of historical fact, are forward looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Financial Summary

Results of Operations for the Three-Months Ended March 31, 2007

The Company reports a net loss of $139,577 for the three-months ended March 31, 2007 versus a net loss of $18,811 for the three-months ended March 31, 2006.

The net loss for the three-months ended March 31, 2007 of $139,577 is comprised of operating expenses of $74,891 and interest expenses of $64,686. Net revenues for the period were -0-.

The comparative loss from operations for the three-months ended March 31, 2006 was $18,811. The operating expenses for this period of $19,702 were offset by net revenue for the period of $891.

Note: Prior period comparisons of results are based on different types of operations. Current activities are based on internet portal development, where the prior comparable period was based on internet sales of consumer electronics.

Liquidity and Capital Resources

During the three-months ended March 31, 2007 the Company's cash position increased $537,349. Net cash used in operating activities totaled $443,561; $170,000 was used in investing activities for acquisition of license fees; and $1,150, 910 was provided by financing activities ($235,910 from the sale of common stock; $1,000,000 from convertible notes issued; and a reduction of $85,000 for convertible note fees).

Results of Operations for the Year Ended December 31, 2006

Liquidity and Capital Resources

Selected Financial Information
	Year Ended
	December 31,
	2006	2005

Statement of Operations Data:
Net revenue	$2,417	$2,295
Net revenues less operating expenses	(69,876)	(32,580)
Net (loss)	(69,841)	(32,313)
Net (loss) per share	$(0.00)	$(0.00)

Balance Sheet Data:
Total assets	$-	$19,445
Total liabilities	9,287	20,391

Stockholders’ equity (deficit)	$(9,287)	$(946)

Results of Operations
	Year Ended
	December 31,
	2006	2005

Net revenues	$2,417	$2,295
Operating expenses	72,293	34,875
Net (loss)	(69,841)	(32,313)

EWORLD INTERACTIVE, INC.

Liquidity and Capital Resources (continuation)
Net Revenues

Net revenues from operations for the year ended December 31, 2006 were $2,417 as compared to revenues of $2,295 for the year ended December 31, 2005, an increase of $122.

Operating Expenses

Professional fees were $68,463 for the year ended December 31, 2006 as compared to $31,750 for the year ended December 31, 2005. The increase of $36,713 or 115% was due primarily to our legal and accounting fees for our SEC filings and legal fees in connection with us obtaining new controlling interest in the company.

Corporation Income Taxes

Corporation income tax for the year ended December 31, 2006 and 2005 was $-0-. No income tax expense was due for the years ended December 31, 2006 and 2005 due to the availability of net operating loss carryforward and current period losses.

Capital and Sources of Liquidity

At the year ended December 31, 2006 we had no material commitments for capital expenditures. Working capital at the year end is summarized and compared as follows: December 31, 2006 2005

Current assets	$-	$19,445
Current liabilities	9,287	20,391

Working capital (deficit)	(9,287)	(946)

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of products and services. We intend to use borrowings and security sales to mitigate the affects of our cash position, however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

Management’s plans to eliminate the going concern situation include, but are not limited to: Management is presently acquiring license rights to expand and develop its online content and portal services. Management plans to obtain additional financing to fund the working capital needs of the company.

EWORLD INTERACTIVE, INC.

Management Plan of Operations

Eworld is the developer of eworldchina.cn, an online community focused on entertainment content provided by both leading professional content producers and amateur content produced by users of the website. The online platform allows users to create and define their own personal space in the community, then interact with and within the community on multiple levels. Users can interact user-to-user, user-to-group, user-to-club, user-to-community and through voting and rankings. These users then have access to and can interact with entertainment content provided by leading partners and affiliates producing music, television, film, gaming and more. The Company creates circular interaction among its website users and the content programming consumers thus continuously involving the audience.

Recent Events

January 2007 - Eworld entered into a letter of intent to provide consulting and technical services to Shanghai Eworld China Information Technologies Co., Ltd. Shanghai Eworld China Information Technologies Co., Ltd. is the operator of Chinese internet entertainment portal www.eworldchina.cn. The portal is a leader in China’s online interactive community providing users with a platform for social networking, collaborative gaming, and content publishing online. Content comes in the form of user generated content as well as content supplied by leading content providers and game developers. The Company will focus its efforts on acquiring new users and retaining them by continually improving their online experience.

January 2007 - Eworld acquired the exclusive publishing rights from South Korea's Sidus Company ("Sidus") to launch and operate "Battle Zone Online" for the People's Republic of China. "Battle Zone Online" was developed in Korea by Dream Maker and published by Sidus. Sidus is one of Korea's top movie and TV drama producers as well as one of the premier content providers in Asia and is a lead investor in Dream Maker along with the South Korean government. Battle Zone Online is a Q-style version of "Counter Strike" that has been in development for the last 2 years. Users typically engage in a 5 minutes battle, mostly in team-play mode, and emerge as winners or losers. Unique techniques, battles, role-growing, competition and team play provide the foundation for a strong and sticky player community. February 2007 - Eworld entered into a Letter of Intent to acquire Mojo Mediaworks Limited (“Mojo”) and its subsidiaries. Mojo Mediaworks Limited currently operates in the USA, China and Philippines, engages in self-developed contents tailored for the China and Philippine markets in the form of casual online games (Singo), Interactive TV/SMS Game show (Singo Interactive Games show) and contents sourced from international developers and other Hollywood majors such as the CBS Paramount TV reality drama (America’s Next Top Model – China version) and mobile games (America’s Next Top Model Mobile Games). Mojo Mediaworks CO., LTD. will create will create “integrated cross media platforms viewership” bundles, in a fully interactive manner and deliver that to advertisers and broadcaster for revenue generation.

On May 11, 2007, we received the necessary approvals from the Chinese government required to enable us to complete the associations and agreements completing our Wholly Owned Foreign Enterprise (WOFE). The six control and fee agreements necessary to maintain involvement in the operating Chinese entity without violating foreign ownership restrictions were filed as part of our Current Report filed on Form 8-K on May 22, 2007.

On May 21, 2007 we completed the acquisition of Mojo Mediaworks Limited (“Mojo”) and are working with the new members of our team to expand operations utilizing the opportunities unique to each operating segment.

Summary

Eworld Interactive, Inc. intents to build upon and expand key relationships, to further progress in the building, operation and maintenance of a world class web platform for a rapidly growing online world market. Revenues are derived through a combination of advertising sales, sponsorships and promotions, subscriptions and services fees as well as revenue sharing deals with partners and affiliates.

EWORLD INTERACTIVE, INC.

Certain Relationships and Related Transactions

In December 2006, owners of an aggregate of 22,450,000 shares of common stock, of Salty’s Warehouse, Inc. ; sold in a private transaction all of the shares held by them to a group of approximately 54 purchasers for a total sales price of $800,000 originated from the purchasing group.

Earl T. Shannon and Steven W. Hudson were “promoters” of Salty’s Warehouse as defined by the Securities and Exchange Commission. Earl T. Shannon and Steven W. Hudson each owned 5,250,000 shares of common stock of Salty’s Warehouse for a total of 10,500,000 shares which represented in the aggregate 57% of the 22,450,000 issued and outstanding shares.

Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed that 300,000 options issued to them on July 01, 2004; for compensation of services rendered, would be cancelled as part of the transaction, leaving no remaining options outstanding.

As a result of the transaction wherein the aggregate of 22,450,000 shares of common stock were sold, Mr. Guy Peckham acquired 14,077,229 common shares representing 62.7% of the total issued and outstanding common shares. Mr. Peckham subsequently replaced Messrs. Shannon, Hudson and Bodenweber on the Board of Directors of the Company. Mr. Peckham is the sole board member and officer of Eworld Interactive, Inc. (formerly, Salty’s Warehouse, Inc.).

Advances to Mojo Media Works, Limited

Pursuant to a Letter of Intent to acquire 100% ownership of Mojo Media Works Limited we have advance $450,000. On May 21, 2007 we completed the acquisition of Mojo resulting in the advances becoming a non-interest bearing and repayable upon demand.

EWORLD INTERACTIVE, INC.

Market For Common Equity and Related Stockholder Matters

Eworld Interactive, Inc. common stock is listed on the NASDAQ Bulletin Board under the symbol “EWIN.OB”. The first available quotations on the NASD Over-The-Counter Bulletin Board appear at the end of January 2007. The quotations provided are for the over the counter market which reflect inter-dealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions. The prices included below have been obtained from sources believed to be reliable (Yahoo Finance):

Period Ending	Open	High	Low	Close
June 29, 2007	$0.45	0.49	0.45	0.49
May 31, 2007	$0.95	0.96	0.93	0.96
April 30, 2007	0.82	0.82	0.70	0.70
March 30, 2007	0.66	0.66	0.66	0.66
February 28, 2007	0.66	0.66	0.66	0.66
January 31, 2007	1.15	1.17	1.10	1.10
Holders

Total shares outstanding as of June 30, 2007 were 49,256,205; and were held by approximately 68 shareholders of record and an undetermined number of holders in street name.

							EWORLD INTERACTIVE, INC.

Executive Compensation

SUMMARY COMPENSATION TABLE

			Annual Compensation		Award(s)		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Position	Year	($)	($)	($)	($)	(#)	($)	($)

Current Officers/Directors

Guy Peckham	2006	0	0	0	0	0	0	0
President and Director

Frank A. O’Donnell	2007	0	0	0	0	0	0	0
Director

Former Officers/Directors

Earl T. Shannon	2006	0	0	0	0	0	0	0
President and Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	136,200	0	0
Steven W. Hudson	2006	0	0	0	0	0	0	0
Vice President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	136,200	0	0
Scott W. Bodenweber	2006	0	0	0	0	0	0	0
Chief Financial Officer	2005	0	0	0	0	0	0	0
	2004	0	0	0	9,000	27,600	0	0

Notes:
Frank A. O’Donnell was appointed a director in June of 2007

As of December 31, 2006, Eworld Interactive, Inc. has no group life, health, hospitalization or medical plans available for its employees. Further, Eworld Interactive, Inc. had no pension plans or plans or agreements which provide compensation on the event of termination of employment or change in control of us.

No family relationships exist among any directors, executive officers, or persons nominated or chosen to become directors or executive officers.

Option Grants and Exercises

Prior to fiscal year 2006, and as compensation to prior officers for services in fiscal 2004, the Company had outstanding 300,000 stock options as to the stock option plan. As a result of a change in control of the registrant related to a private transaction between shareholders, as of December 11, 2006; such prior officers agreed that the 300,000 options previously issued were cancelled as part of the transaction, leaving no remaining options outstanding.

Employment Agreements

As of the three month period ended March 31, 2007, Eworld Interactive, Inc. has not entered into formal employment agreements with any of our executive officers or directors. Until a formal employment agreement is put in place, Mr. Peckham is accepting compensation at a rate of $60,000 per year.

Pursuant to our acquisition of Mojo Mediaworks, Ltd. we are evaluating compensation packages for Eworld and Mojo staff. No agreements or terms have been confirmed but are expected to be implemented sometime before the end of the third quarter 2007.

Compensation of Directors

Eworld Interactive paid no compensation to any directors as director’s fees, nor any fees for attendance or similar remuneration or reimbursement for any out-of-pocket business expenses incurred, for the year ended December 31, 2006.

Financial Statements

Eworld Interactive, Inc. Financial Statements

Contents
Page
Report of Independent Registered Public Accounting Firm	30
Financial Statements
Balance Sheet as of December 31, 2006	31
Statements of Operations for the years	32
ended December 31, 2006 and 2005
Statements of Stockholders’ Equity for the	33
years ended December 31, 2006 and 2005
Statements of Cash Flows for the years	34
ended December 31, 2006 and 2005
Notes to Financial Statements	35 - 38

Condensed Consolidated Balance Sheet
as of March 31, 2007	40
Condensed Consolidated Statements of Operations	41
Three months ended March 31, 2007 and 2006
Condensed Consolidated Statements of Cash Flows	42
Three months ended March 31, 2007 and 2006
Notes to Financial Statements	43 - 44

EWORLD INTERACTIVE, INC.

(FORMERLY, SALTY’S WAREHOUSE, INC.)

FINANCIAL STATEMENTS

December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Directors

Eworld Interactive, Inc (formerly Salty’s Warehouse, Inc.)

We have audited the accompanying balance sheet of Eworld Interactive, Inc. (formerly Salty’s Warehouse, Inc.) as of December 31, 2006 and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eworld Interactive, Inc. (formerly Salty’s Warehouse, Inc.) as of December 31, 2006 and the results of its operations and cash flows for each of the two years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and had negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weaver & Martin, LLC Kansas City, Missouri March 27, 2007

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) BALANCE SHEET December 31, 2006

Assets

Total Assets		$-

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable		$9,287

Stockholders’ Deficit
Preferred stock, no par value
Authorized 5,000,000 shares
Issued and outstanding -0- shares	$-
Common stock, no par value
Authorized 150,000,000 shares
Issued and outstanding - 22,450,000 shares	131,821
Accumulated deficit	(141,108)

Total Stockholders’ Deficit		(9,287)

Total Liabilities and Stockholders’ Deficit		$-

The accompanying notes are an integral part of these financial statements.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Statements of Operations Years Ended December 31, 2006 and 2005

	2006	2005

Net Revenue	$2,417	$2,295
Operating Expenses:
Professional Fees	68,493	31,750
Other	3,830	3,125

Total operating expenses	72,293	34,875

Net revenues less operating expenses	(69,876)	(32,580)
Interest income	35	267

Loss before provision for income taxes	(69,841)	(32,313)
Provision for income taxes	-	-

Net (Loss)	$(69,841)	$(32,313)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	19,044,910	16,227,123

The accompanying notes are an integral part of these financial statements.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Statement of Stockholders’ Equity Years Ended December 31, 2006 and 2005

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at January 1, 2005	15,900,000	$66,321	$ (38,954)	$(27,367)
Common stock issued for cash from private placement	400,000	4,000	-	4,000
Net loss, year ended December 31, 2005	-	-	(32,313)	(32,313)

Balance at December 31, 2005	16,300,000	70,321	(71,267)	(946)

Common stock issued for cash	6,150,000	61,500	-	61,500
Net loss, year ended December 31, 2006	-	-	(69,841)	(69,841)

Balance at December 31, 2006	22,450,000	$131,821	$ (141,108)	$(9,287)

The accompanying notes are an integral part of these financial statements.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Statements of Cash Flows Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities:
Net (Loss)	$(69,841)	$(32,313)
Changes in operating assets and liabilities:
Accounts receivable	163	-
Inventory	-	(163)
Refundable professional fees	-	2,500
Accounts payable	(11,104)	(7,128)

Net cash (used) by operating activities	(80,782)	(37,104)

Cash flows from investing activities:	-	-

Cash flows from financings activities:
Issuance of common stock for cash	61,500	4,000

Net cash provided by financing activities	61,500	4,000

Net (Decrease) in Cash and Cash Equivalents	(19,282)	(33,104)

Cash and cash equivalents, beginning of year	19,282	52,386

Cash and cash equivalents, end of year	$-	$19,282

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$-	$-

Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Notes to Financial Statements December 31, 2006 and 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Salty’s Warehouse, Inc. (The Company) was incorporated in Florida on July 16, 1998 and was engaged in selling name brand consumer products over the Internet. The Company focused on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although the Company also sold assorted other goods such as watches, sunglasses and sports games. Some of the brand names offered by Salty’s Warehouse included: Compaq®, Revo®, MB Quart®, Kicker®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On December 11, 2006, owners of an aggregate of 22,450,000 shares of common stock, of Salty’s Warehouse, Inc. sold in a private transaction all of the shares held by them to a group of approximately 54 purchasers.

As a result of this transaction, Mr. Guy Peckham acquired 14,077,229 common shares representing 62.7% of the total issued and outstanding common shares and changed the name of the Company to Eworld Interactive, Inc. (Eworld).

Eworld is the developer of eworldchina.cn, an online community focused on entertainment content provided by both leading professional content producers and amateur content produced by users of the website. The online platform allows users to create and define their own personal space in the community, then interact with and within the community on multiple levels. Users can interact user-to-user, user-to-group, user-to-club, user-to-community and through voting and rankings. These users then have access to and can interact with entertainment content provided by leading partners and affiliates producing music, television, film, gaming and more. The Company creates circular interaction among its website users and the content programming consumers thus continuously involving the audience. Revenues are derived through a combination of advertising sales, sponsorships and promotions, subscriptions and services fees as well as revenue sharing deals with partners and affiliates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes.” As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Net Income (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net earnings (loss) per share are excluded.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Notes to Financial Statements December 31, 2006 and 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation – Going Concern

The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The following factors raise substantial doubt as to the Company’s ability to continue as a going concern:

A.	The Company has accumulated a deficit of $141,108 since inception.

B.	The Company has a working capital deficit of $9,287.

Management’s plans to eliminate the going concern situation include, but are not limited to:

A.	Management is presently acquiring license rights to expand and develop its online content and portal services.

B.	Obtain financing to fund the working capital needs of the company.

EWORLD INTERACTIVE, INC. (formerly, Salty’s Warehouse, Inc.) Notes to Financial Statements December 31, 2006 and 2005

NOTE 2 – COMMON STOCK ISSUED FOR CASH

During the year ended December 31, 2006, the Company issued the following shares of common stock:

On April 4, 2006, 2,250,000 shares of common stock were issued to three shareholders with an aggregate fair value of $22,500, in exchange for cash. The price of the stock was $.01 per share.

On September 22, 2006, 3,900,000 shares of common stock were issued to three shareholders, with an aggregate fair value of $39,000, in exchange for cash. The price of the stock was $.01 per share.

NOTE 3 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred assets and liabilities are as follows:

	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$46,815	$23,069
Valuation allowance for deferred tax assets	46,815	23,069

Net deferred tax assets	$-	$-

The reconciliation of income tax benefit computed at the federal tax rate of 34% is as follows:

	2006	2005

Tax benefit at the statutory rate	$23,746	$10,986
Valuation allowance adjustment	23,746	10,986

Income tax benefit	$-	$-
A summary of the valuation allowance is as follows:
	2006	2005

Balance at beginning of year	$23,069	$12,083
Additional for year	23,746	10,986

Balance at end of year	$46,815	$23,069

	EWORLD INTERACTIVE, INC.
	(formerly, Salty’s Warehouse, Inc.)
	Notes to Financial Statements
	December 31, 2006 and 2005

NOTE 4 – NET OPERATING LOSSES CARRYFORWARDS

Year of Loss	Expiration Date	Total

December 31, 2006	December 31, 2026	$69,630
December 31, 2005	December 31, 2025	32,313
December 31, 2004	December 31, 2024	26,376
December 31, 2003	December 31, 2023	9,162

		$137,481

A valuation allowance has been recorded to offset the tax effect of any net operating loss carryforwards. In the event that a change in ownership of the Company of greater than 50 percent occurs/occurred as a result of the Company’s issuance of common and preferred stock, the utilization of the NOL carryforward will be subject to limitation or may not be available under certain provisions of the United States Internal Revenue Code.

NOTE 5 – PREFERRED STOCK

The Company has not assigned any preference rights to the preferred stock.

NOTE 6 - RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

There currently are no recently issued accounting standards with pending adoptions that have any applicability to the Company.

NOTE 7 - SUBSEQUENT EVENTS

On January 4, 2007, Mr. Guy Peckham returned to the Company, for cancellation 11,952,999 shares of common stock. As a result of this cancellation, Mr. Peckham’s ownership interest was reduced from 62.7% to 20.2% . Effective January 12, 2007, the Company approved a forward stock split of 4.6 common shares for each common share held. On February 2, 2007, the Company completed the sale of 970,000 shares of our common stock at a price of $0.60 per share for a total proceeds to the Company of $582,000 paid in cash. Each share purchased included one warrant for the purchase of our common stock at a price of $0.80 per share. The warrants expire on December 31, 2008. The Company has utilized the proceeds to acquire license rights to expand and develop its online content and portal services.

On February 14, 2007, the Company completed a private placement for $1,000,000 consisting of two convertible debentures of $500,000 each. Net proceeds to the Company were $915,000 paid in cash.

The terms of the convertible debentures provide for six percent interest accruing ninety days from the effective date, payable thereafter monthly and have a one year maturity. The conversion is at $0.60 cents per share and includes a warrant for the purchase of additional shares at $0.80; the warrant expires two years from the date issued. The Company is under obligation to register the underlying equity with penalty if not declared effective within six months.

The Company will utilize the proceeds to fund general operations including the development of its online content and portal services.

In January 2007, the Company acquired the exclusive publishing rights from South Korea’s Sidus Company to launch and operate “Battle Zone Online” for the People’s Republic of China.

EWORLD INTERACTIVE, INC.

FINANCIAL STATEMENTS

For the three month period ended March 31, 2007 (Unaudited)

EWORLD INTERACTIVE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(STATED IN U.S. DOLLARS)

March 31, 2007
Assets:
Current assets:
Cash	$537,349
Advances to Mojo Media Works, Limited	250,000
Convertible note fees	74,374
Receivables	120,000

Total current assets	981,723

License fees	170,000

$1,151,723

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued interest	5,625

Convertible notes	586,664

Stockholders’ Equity:
Preferred stock, no par value, 5,000,000 shares authorized
and no shares outstanding	-
Common stock, no par value, 150,000,000 shares authorized
and 49,256,205 shares outstanding	1,110,119
Stock subscription receivable	(270,000)
Accumulated deficit	(280,685)

559,434

$1,151,723

The accompanying notes are an integral part of these financial statements. 46

	EWORLD INTERACTIVE, INC.
	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	THREE MONTH PERIOD ENDING MARCH 31, 2007 AND 2006
	(UNAUDITED)
	(STATED IN U.S. DOLLARS)

		Three Month Period Ended
		March 31,
		2007	2006

Net revenue		$-	$891

Professional fees		63,311	19,141
Loan fees		10,626	-
Office and miscellaneous expense		954	561

	Total operating expense	74,891	19,702

Interest expense		64,686	-

Net loss		$139,577	$18,811

Net loss per share basic and diluted		$0.00	$0.00

Weighted average number of common shares outstanding		48,900,538	74,980,000

The accompanying notes are an integral part of these financial statements. 47

EWORLD INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
THREE MONTH PERIOD ENDING MARCH 31, 2007 AND 2006
(UNAUDITED)
(STATED IN U.S. DOLLARS)

	Three Month Period Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(139,577)	$(18,811)
Adjustments to reconcile net loss to net cash used in operating activities –
Amortization of loan fees	10,626	-
Accretion of warrants and beneficial conversion	50,051	-
Changes in operating assets and liabilities:
Advances to Mojo Media Works, Limited	(250,000)	-
Receivables	(120,000)	(269)
Accounts payable and accrued interest	(3,661)	1,005

Cash used in operating activities	(443,561)	(18,075)

Cash flows used in investing activities acquisition of license fees	(170,000)	-

Cash flows from financing activities:
Stock sold	235,910	-
Convertible notes issued	1,000,000	-
Convertible note fees	(85,000)	-

Cash provided by financing activities	1,150,910	-

Increase (decrease) in cash	537,349	(18,075)
Cash, beginning of period	-	19,282
Cash, end of period	$537,349	$1,207

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-

Cash paid for income taxes	$-	$-

Non-cash financing activities:
Warrants issued with convertible notes	$194,527	$-

The accompanying notes are an integral part of these financial statements. 48

EWORLD INTERACTIVE, INC.

Note 1 - Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. The statements should be read in conjunction with the financial statements and footnotes thereto included in our Form 10-KSB for the year ended December 31, 2006.

The financial statements include our wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated.

Note 2 – Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of products that can be sold. We intend to use borrowings and security sales to mitigate the affects of our cash position, however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

Note 3 – Convertible Notes

We sold $1,000,000 in convertible notes with a detachable warrant in the quarter ending March 31, 2007 for net proceeds of $915,000. The terms of the notes are to provide 6% interest accruing beginning 90 days from the effective date, payable thereafter and have a one-year maturity. The notes are convertible at $.60 per share and include a warrant for the purchase of an additional share at $.80 for a period ending 2 years after the notes are issued. We are under the obligation to register the underlying equity with penalty if not declared effective within six months.

We have recorded as a loan fee $85,000 which is the difference between the face amount and the net proceeds. The fee will be amortized over the one-year period the loans are outstanding. For the quarter ended March 31, 2007 we recorded $10,626 as loan fee expense.

We determined the fair market value of the warrants and of the convertible notes and allocated the proceeds based on the percentage of fair value of each of the instruments. The amount allocated to the warrants was $194,527 and to the notes was $805,473. The warrants fair value was determined by the Black-Scholes pricing model with the following assumptions-Stock Price at grant date $.65; Strike price $.80;Term 2 years;Volatilty 75%;Dividend Yield 0%;Interest Yield 4.94% . The convertible notes market value was determined based on the maturity, conversion feature and interest rate.

Our common stock is no-par common stock so the value of the warrants ($194,527) was allocated to the common stock account. We will accrete over the one-year maturity of the loans an amount of interest expense that is equal to the warrant value. For the quarter ended March 31, 2007 we accreted to interest expense $24,318.

The convertible notes had a beneficial conversion of $277,860. This will offset the convertible notes and will be accreted as additional interest over the one-year maturity of the loan. For the quarter ended March 31, 2007 we accreted $34,733 as interest expense for the beneficial conversion feature.

At March 31, 2007 our convertible note liability was:

Maturity value of the convertible notes	$1,000,000
Unaccreted value of warrants	(170,209)
Beneficial conversion	(243,127)

Convertible notes	$586,664

EWORLD INTERACTIVE, INC.

Note 4 – Common Stock and Warrants

On January 4, 2007, Mr. Peckham returned to us, for cancellation 11,952,999 shares of common stock. Effective January 12, 2007, the Company approved a forward stock split of 4.6 common shares for each common share held.

On February 2, 2007, the Company completed the sale of 970,000 shares of our common stock at a price of $0.60 per share for a total proceeds to the Company net of costs of $235,910 paid in cash and a stock subscription receivable of $270,000. Each share purchased included one warrant for the purchase of our common stock at a price of $0.80 per share. The warrants expire on December 31, 2008. At March 31, 2007 we have 1,970,000 warrants outstanding at a strike price of $.80 expiring from December 31, 2008 to February 14, 2009.

Note 5 – Advances to Mojo Media Works, Limited

Pursuant to a Letter of Intent to acquire 100% ownership of Mojo Media Works Limited we have advance $250,000 which will be used in the purchase of the company.

Note 6 – Receivables

We have advanced $120,000 to two companies. The advances are not secured and are payable upon demand.

Note 7 – License Fees

We entered into a license agreement with Sidus Corporation on January 19, 2007 granting us exclusive rights to service, use, sell, promote, distribute and market the Game Battle Zone Online for the People’s Republic of China. The initial license fee of $170,000 was paid and additional license fees of $390,000 will be paid when certain service dates have been achieved. Additionally we will pay royalty fees of 28% of sales revenue subject to minimum amounts. The contract is for a 2-year period beginning on the commercial launch date in the territory. We will amortize the total lease fees when beginning on the commercial launch date

Note 7 – Subsequent Event

On April 12, 2007, the Company commenced a new private offering and as of April 24, 2007 has sold 700,000 shares of our common stock at a price of $0.60 per share for total proceeds to the Company of $420,000 paid in cash. Each share purchased included one warrant for the purchase of our common stock at a price of $0.80 per share. The warrants expire two years from the date of issue.

EWORLD INTERACTIVE, INC.

Changes In / Disagreements with Accountants on Accounting / Financial Disclosure

There have been no disagreements between the Company and its independent accountants on any matter of accounting principles or practices or financial statement disclosure.

Part II – Information Not Required in Prospectus

Indemnification of Directors and Officers

Eworld Interactive, Inc.’s indemnification of officers and directors are permitted under our Articles of Incorporation and our Bylaws.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Eworld Interactive, Inc. shall indemnify (a) its directors and officers, whether serving the corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Florida now or hereafter in force, including the advancement of expenses under procedures and to the fullest extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and by law.

To the fullest extent permitted by Florida statutory or decisional law, as amended or interpreted, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for money damages. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

Other Expenses of Issuance and Distribution

The expense relating to the registration of the shares of common stock being registered hereby will be borne entirely by Eworld Interactive, Inc. and not the selling stockholders. Such expenses are estimated as follows:

Item	Amount
SEC Registration Fee	$500
Transfer Agent Fee	500
Legal Fees	15,000
Printing and Engravings Expenses	0
Accounting Fees	1,000

Total	$17,000

EWORLD INTERACTIVE, INC.

Recent Sales of Unregistered Securities

On March 19, 2004, Earl T. Shannon and Steven W. Hudson agreed that 5,110,200 of their shares of common stock of Nucotec, Inc. would be redeemed by Nucotec, Inc. in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc. which consisted of 80 shares of common stock of Salty’s Warehouse, Inc. This redemption was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering. The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On April 20, 2004, Salty’s Warehouse, Inc. issued ten shares of common stock to Scott W. Bodenweber for his past accounting services rendered to Salty’s Warehouse, Inc. This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering. The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

From June 23, 2004 through March 22, 2005, Salty’s Warehouse, Inc. conducted a private placement of its common stock. Salty’s sold 6,400,000 shares of common stock to 52 accredited or sophisticated investors at $0.01 per share for total net proceeds of $58,921. No underwriter or NASD member broker/dealer participated in this private offering and no discounts or commissions were given or paid. This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 504 of Regulation D, as transactions by an issuer not involving any public offering. The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

On April 3, 2006, we sold 750,000 shares of common stock to each of our officers and directors, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber, for the purchase price of $0.01 per share for an aggregate of 2,250,000 shares and gross proceeds to us of $22,500. This issuance was exempt from the registration provisions of the Securities Act of 1933 (the “Act”) by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering. The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On September 22, 2006, we sold 1,300,000 shares of common stock to each of our officers and directors, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber, for the purchase price of $0.01 per share for an aggregate of 3,900,000 shares and gross proceeds to us of $39,000. These issuances were exempt from the registration provisions of the Securities Act of 1933 (the “Act”) by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering. The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On February 2, 2007, the Company completed the sale of 970,000 shares of our common stock at a price of $0.60 per share for a total proceeds to the Company of $582,000 paid in cash. Each share purchased included one warrant for the purchase of our common stock at a price of $0.80 per share. The warrants expire on December 31, 2008.

On February 14, 2007, the Company completed a private placement for $1,000,000 consisting of two convertible debentures of $500,000 each. Net proceeds to the Company were $915,000 paid in cash. The terms of the convertible debentures provide for six percent interest accruing ninety days from the effective date, payable thereafter monthly and have a one year maturity. The conversion is at $0.60 cents per share and includes a warrant for the purchase of additional shares at $0.80; the warrant expires two years from the date issued. The Company is under obligation to register the underlying equity with penalty if not declared effective within six months.

On April 12, 2007, the Company commenced a new private offering and as of April 24, 2007 has sold 700,000 shares of our common stock at a price of $0.60 per share for total proceeds to the Company of $420,000 paid in cash. Each share purchased included one warrant for the purchase of our common stock at a price of $0.80 per share. The warrants expire two years from the date of issue.

All shares were issued as exempted transactions under Section 4(2) of the Securities Act of 1933, Regulation S and are subject to Rule 144 of the Securities Act of 1933. The recipient(s) of our stock took their shares for investment purposes without a view to distribution. Furthermore, they had access to information concerning our Company and our business prospects; there was no general solicitation or advertising for the purchase of our shares; there were no commissions paid; and the securities are restricted pursuant to Rule 144.

EWORLD INTERACTIVE, INC.

Effective May 21st ,2007 Eworld Interactive, Inc.(Eworld) acquired 100% of the issued and outstanding equity of Mojo Media Works, Limited (Mojo),a British Virgin Islands company. The purchase price for Mojo was 7,000,000 shares of common stock will be issued to 4 shareholders of MOJO and other persons designated by these shareholders in exchange for 100% of the outstanding equity of Mojo. Additional bonus shares can also be issued pursuant to performance conditions required of Mojo; these bonus shares could be up to 3,000,000 additional shares if all conditions are met.

The value of the consideration paid by Eworld bears no relation to the book value or ascertainable tangible or intangible assets of Mojo. Mojo has limited operations and has not established significant revenues to date through its operations. Based on the current market price for Eworld’s common stock as quoted on the OTC.BB by the symbol EWIN the valuation would be approximately $6,000,000. However, the common equity of Eworld has only been available for quotation for a limited time and has had limited trading volume during that time. The equity being issued in this transaction is restricted pursuant to Rule 144 and must be held for an extended period. The total transaction represents an issuance of only 14% in new equity. Eworld and Mojo having similar operational structures through their operations in China, assets, revenue history and other factors were significant considerations related to the amount and type of consideration paid. The synergies between the media portal operated by Eworld and media production opportunities presented by Mojo were also significant considerations related to this transaction.

All shares were issued as exempted transactions under Section 4(2) of the Securities Act of 1933, Regulation S and are subject to Rule 144 of the Securities Act of 1933. The recipient(s) of our stock took their shares for investment purposes without a view to distribution. Furthermore, they had access to information concerning our Company and our business prospects; there was no general solicitation or advertising for the purchase of our shares; there were no commissions paid; and the securities are restricted pursuant to Rule 144.

EWORLD INTERACTIVE, INC.

Exhibits Exhibit Table Number Description

Eworld Interactive, Inc. includes the following exhibits:

4.1	Form of Debenture with Lapointe Rosenstein, LLP, dated February 12, 2007
5.1	Opinion Re: Legality
23.1	Consent of Accountant
23.2	Consent of Attorney (combined with Opinion Exhibit 5.1)

Eworld Interactive, Inc. includes, by reference, the following exhibits:

3.1	Articles of Incorporation, exhibit 3.1 filed with the registrant’s Registration Statement on Form SB-2, as amended; filed with the Securities and Exchange Commission on December 27, 2005.
3.2	Amendment to Articles of Incorporation, exhibit 3.2 filed with the registrant’s Registration Statement on
Form SB-2, as amended; filed with the Securities and Exchange Commission on December 27, 2005.
3.3	Amendment to Articles of Incorporation, exhibit 3.3 filed with the registrant’s Registration Statement on
Form SB-2, as amended; filed with the Securities and Exchange Commission on December 27, 2005.
3.4	Bylaws, filed as exhibit 3.4 with the registrant’s Registration Statement on Form SB-2, as amended;
filed with the Securities and Exchange Commission on December 27, 2005.
3.5	Amendment to Articles of Incorporation, filed as exhibit 3.5 with the registrant’s Registration Statement on Form 8-A; filed with the Securities and Exchange Commission on December 14, 2006.

Eworld Interactive, Inc. includes herewith the following exhibits From our report on Form 8K filed on May 23, 2007

10.1	Agreement - Call Option
10.2	Agreement - Equity Pledge
10.3	Agreement - Commercial Consulting
10.4	Agreement - Technical Service
10.5	Agreement - Proxy
10.6	Agreement - Sub-License - Battlezone

Eworld Interactive, Inc. includes herewith the following exhibits from our report on Form 8K filed on May 5, 2007.

10.1	Agreement – Definitive Stock Purchase Agreement
99.1	Financial Statements – Eworld Interactive, Inc. - Unaudited Pro Forma Condensed Financial Statements
for the Year Ended December 31,2007 and the Three Months Ended March 31, 2007
99.2	Financial Statements – Mojo Media Works, Ltd. - Audited Financial Statements for the Periods from
June 1, 2006 (date of incorporation) to December 31, 2006 and from January 1, 2007 to April 30, 2007

EWORLD INTERACTIVE, INC.

Undertakings The undersigned registrant hereby undertakes to:
1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	a.	Include any prospectus required by section 10(a)(3) of the Securities Act;

	b.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and not withstanding the foregoing, any increase or decrease in volume of securities offered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EWORLD INTERACTIVE, INC.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shanghai, Country of China on July 24, 2007.

EWORLD INTERACTIVE, INC.

By:	/s/	Guy Peckham, President

Guy Peckham, President and Director
Principal Executive Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature)	/s/Guy Peckham

(Title)	Director, President

(Date)	July 24, 2007

(Signature)	/s/ Frank A. O'Donnell

(Title)	Director

(Date)	July 24, 2007